CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 25, 2020, relating to the financial statements of Reverse Cap Weighted U.S. Large Cap ETF, a series of ETF Series Solutions, for the year ended September 30, 2020, and to the references to our firm under the headings “Financial Highlights” in the Prospectus.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

March 5, 2021